Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2007, in the Registration Statement (Form S-1) and related Prospectus of Hamilton Beach, Inc. (formerly known as HB-PS Holding Company, Inc.) for the registration of 4,133,485 shares of its Class A common stock and 4,133,485 shares of its Class B common stock.
/s/ Ernst & Young LLP
Richmond, Virginia
August 10, 2007